REVISED SCHEDULE A
To the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers, LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).
Fees payable to the Manager pursuant to Section 4 of the Investment Management Agreement shall be calculated at the following annual rates based on average daily net assets:
Fund	Rate
AZL BlackRock Global Allocation Fund	0.75%
AZL DFA Emerging Markets Core Equity Fund	1.25%
AZL DFA Five-Year Global Fixed Income Fund	0.60%
AZL DFA International Core Equity Fund	0.95%
AZL DFA U.S. Core Equity Fund	0.80%
AZL DFA U.S. Small Cap Fund	0.85%
AZL Emerging Markets Equity Index Fund	0.85%
AZL Enhanced Bond Index Fund	0.35%
AZL Gateway Fund	0.80%
AZL Global Equity Index Fund	0.70%
AZL Government Money Market Fund	0.35%
AZL International Index Fund	0.35%
Fund	Rate
AZL MetWest Total Return Bond Fund	0.60%
AZL Mid Cap Index Fund	0.25%
AZL Moderate Index Strategy Fund	0.40%
AZL Morgan Stanley Global Real Estate Fund	0.90%
AZL Pyramis Multi-Strategy Fund	0.70%
AZL Pyramis Total Bond Fund	0.50%
AZL Russell 1000 Growth Index Fund	0.44%
AZL Russell 1000 Value Index Fund	0.44%
AZL S&P 500 Index Fund	0.17%
AZL Small Cap Stock Index Fund	0.26%
AZL T. Rowe Price Capital Appreciation Fund	0.75%

Acknowledged:
Allianz Variable Insurance Products Trust
By:    /s/ Michael Tanski
Name: Michael Tanski
Title: Vice President, Operations

Allianz Investment Management LLC
By:     /s/ Brian Muench
Name:  Brian Muench
Title:  President
Updated: 11/01/2016